Exhibit 99.1
CONTACT:	S. Leslie Jewett (714) 436-6540 ljewett@calfirstbancorp.com

CFNB REPORTS 4% INCREASE IN FIRST QUARTER EPS

SANTA ANA, CALIFORNIA, October 23, 2002 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced net earnings of $3.0 million for the first quarter ended September 30, 2002, a 2% increase from the first quarter of fiscal 2002. Diluted earnings per share for the first quarter increased 4% to $0.27 per share, compared to $0.26 per share for the first quarter of the prior year, benefiting from a lower number of shares outstanding during the period.

For the first quarter ended September 30, 2002, net direct finance and interest income increased 30% to $4.3 million, compared to $3.3 million for the first quarter of fiscal 2002. This improvement is primarily due to a significant decrease in the provision for lease losses, as the credit quality of the lease portfolio remained stable over the period. Total direct finance and interest income was down 6%, when compared to the prior year, reflecting lower interest rates earned on the Company's cash and investment balances. Other income decreased 15% to $4.5 million, compared to $5.3 million during the first quarter of fiscal 2002. The decrease reflects a decline in income from sales of leased property at lease expiration and other income, which was offset slightly by higher income from lease extensions. As a result of the foregoing, gross profit of $8.8 million for the first quarter of fiscal 2003 increased 2% from $8.6 million reported for the first quarter of the prior year.

During the first quarter of fiscal 2003, CalFirst Bancorp's S,G&A expenses increased by 3% to $3.9 million, compared to $3.8 million during the first quarter of fiscal 2002. As previously disclosed, over the past two quarters our leasing operation has expanded the sales organization through adding management and sales executives. These actions have, and will continue to, increase the Company's overhead expenses when compared to fiscal 2002.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated that "During the first quarter, our volume of lease originations continued to be stronger than during the comparable quarter of last year. Leases closed and booked during the quarter increased 9% from the first quarter of fiscal 2002, and CalFirst Bancorp finished the quarter with a backlog of approved but un-booked leases up 15% from a year ago. Residual realization contributed better than expected to our first quarter results, however, the volume of leases reaching their end of term during fiscal 2003 will be substantially lower than last year, and as a result, we expect income from sales of leased property and lease extensions to be lower for the balance of the year."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances computer networks and other high technology assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank is a FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of assets leased by first parties.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2002 Annual Report on Form 10-K.

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CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings
(000's except per share data)

	Three Months Ended September 30,
	2002	2001

Direct finance income	$ 4,241	$ 4,330
Interest income on investments	316	525
Total direct finance and interest income	4,557	4,855

Interest expense on deposits	67	7
Provision for credit losses	180	1,532

Net direct finance and interest income
after provision for credit losses	4,310	3,316
Other income
Operating and sales-type lease income	2,125	1,738
Gain on sale of leases and leased property	2,204	2,837
Other income	163	731
Total other income	4,492	5,306

Gross Profit	8,802	8,622

Selling, general and administrative expenses	3,861	3,764

Earnings before income taxes	4,941	4,858

Income taxes	1,902	1,870

Net earnings	$ 3,039	$ 2,988

Basic earnings per share	$ 0.27	$ 0.27
Diluted earnings per share	$ 0.27	$ 0.26

Weighted average common shares outstanding	11,112	11,233
Diluted number of common shares outstanding	11,415	11,438

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	September 30, 2002	June 30, 2002
	(Unaudited)	(Audited)
ASSETS
Cash and short term investments	$ 78,041	$ 88,393
Federal Reserve Bank Stock	583	583
Net receivables	10,464	15,961
Property for transactions in process	28,430	20,570
Net investment in capital leases	117,080	108,091
Other assets	1,244	2,289
Discounted lease rentals assigned to lenders	63,133	72,754
	$298,975	$308,641
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 1,613	$ 1,422
Income taxes payable, including deferred taxes	22,005	22,501
Deposits	8,433	8,969
Other liabilities	11,091	11,604
Nonrecourse debt	63,133	72,754
Total liabilities	106,275	117,250
Stockholders' Equity	192,700	191,391
	$298,975	$308,641